23(d)(2)(hh)	Sub-Advisory Agreement — Transamerica Diversified Equity dated 11-13-09

64

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
TRANSAMERICA INVESTMENT MANAGEMENT, LLC
THIS AMENDMENT is made as of November 13, 2009 to the Sub-Advisory Agreement dated October 27, 2006, as amended, (the “Agreement”), between Transamerica Asset Management, Inc. and Transamerica Investment Management, LLC (the “Sub-Adviser”) on behalf of Transamerica Templeton Global (the “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	Fund Change. Any references to Transamerica Templeton Global are revised to mean Transamerica Diversified Equity, in response to the restructuring of the Fund, effective as of November 13, 2009.

2.	Notice Information. Section 14 “Notice to Sub-Adviser” is revised to delete the reference to Templeton Investment Counsel, LLC, and to replace the reference to Transamerica Investment Management, LLC as follows:
Transamerica Investment Management, LLC
11111 Santa Monica Blvd., Suite 820
Los Angeles, CA 90025
Attn: Ann Marie Swanson
Telephone: (310) 996-3205
Fax: (310) 477-9767
3.	Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, effective as of November 13, 2009.
In all other respects, the Sub-Advisory Agreement dated October 27, 2006, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 13, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: Name:	/s/ Christopher A. Staples Christopher A. Staples
Title:	Senior Vice President
Date:	11-13-09

TRANSAMERICA INVESTMENT MANAGEMENT, LLC

By: Name:	/s/ Peter Lopez Peter Lopez
Title:	Principal, Director of Research
Date:	11-13-09

65

Schedule A

Fund	Sub-Advisory Fee
Transamerica Diversified Equity	0.35% of the first $500 million of average daily net assets;
0.30% of average daily net assets over $500 million up to $2.5 billion;
0.25% of average daily net assets over $2.5 billion, less 50% of any amount reimbursed pursuant to the Fund’s expense limitation*

*	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Diversified Equity VP, a series of Transamerica Series Trust, also managed by the Sub-Adviser, which will commence operations May 1, 2010.

66